Exhibit 99.1

FOR IMMEDIATE RELEASE: June 8, 2005	PR05-10

MONTANA SUPREME COURT CONFIRMS DISTRICT COURT RULING
IN DISMISSAL OF CANYON RESOURCES SUIT

     Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced that the Montana Supreme Court upheld the anti-mining initiative, I-137. The Montana Supreme Court also affirmed the conclusion of the Montana Department of Natural Resources and Conservation hearing examiner in termination of the Seven-Up Pete Venture’s mineral leases with the State. James Hesketh, President of Canyon Resources stated that, “we are obviously disappointed with this outcome by the State Supreme Court, but today’s ruling was not unexpected. The decision today is complex with many ramifications. We are studying the decision with our attorneys to evaluate the actions we must take in order to protect the interests of our shareholders.”

Canyon Resources has long recognized the difficulty of getting a favorable ruling from a State court, particularly in a case such as this one, which challenges the constitutionality of an initiative-enacted statute, requests reversal of a state administrative decision, and seeks damages from the State of Montana. For that reason, the Company and co-plaintiffs filed a separate legal action in the United States District Court for the District of Montana at the same time they filed their action in the state court. The federal court action has been stayed pending a final decision by the Montana Supreme Court, because under the U.S. Constitution, a party seeking takings compensation from a State must seek compensation from the State, and be denied, before seeking relief from the federal court.

Now that the Montana Supreme Court has acted, the Company expects to proceed with its action in federal court. The Company believes that I-137 violates the U.S. Constitution, and should be invalid as applied to the Company. The Company may also seek compensation from the State for the value of the properties taken from it by the enactment of Initiative 137.

Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to speculative nature of mineral exploration, precious metal prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President
(303) 278-8464